SCHEDULE 14C INFORMATION
                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.         )

CHECK THE APPROPRIATE BOX:

[ ]  PRELIMINARY INFORMATION STATEMENT

[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14c-5(d)(2))

[X]   DEFINITIVE INFORMATION STATEMENT

                              WTC INDUSTRIES, INC.

   [X]  No fee required

   [ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11.

    1)  Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    2)  Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determine):


        ------------------------------------------------------------------------

    4)  Proposed maximum aggregate value of transaction:


        ------------------------------------------------------------------------

    5)  Total fee paid:


        ------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:

        ------------------------------------------------------------------------

    2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    3)  Filing Party:

        ------------------------------------------------------------------------

    4)  Date Filed: ____________________________________________________________

                             WTC INDUSTRIES, INC.
                               1000 APOLLO ROAD
                          EAGAN, MINNESOTA 55121-2240

                              ------------------

     Notice is hereby given that a Meeting of Stockholders of WTC Industries, Inc. will be held at the Southview Country Club at 239 East Mendota Road in West Saint Paul, Minnesota on Tuesday, May 20, 2003 at 3:00 p.m. local time, for the following purposes:

   1. To elect five directors to hold office until the next regular Meeting of Stockholders or until their successors are elected.

   2. To ratify and approve the selection of independent public accountants for the Company for the current fiscal year.

   3. To ratify and approve amendments to the Company's 1996 Stock Option Plan.

   4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.


                                        By Order of the Board of Directors


                                        /s/ James J. Carbonari

                                        James J. Carbonari
                                        CHIEF EXECUTIVE OFFICER

Eagan, Minnesota
April 24, 2003

                             WTC INDUSTRIES, INC.
                               1000 APOLLO ROAD
                          EAGAN, MINNESOTA 55121-2240


                             INFORMATION STATEMENT


     The Board of Directors of WTC Industries, Inc. (the "Company") has scheduled a Meeting of Shareholders. The Company has authorized that action be taken at the meeting on the following items: (i) reelection of the current Board of Directors, and (ii) ratification of the selection of the Company's auditors. Under Delaware law, the election of Directors requires shareholder approval of the holder or holders of a majority of the Company's outstanding Common Stock. The proposed ratification of the Company's auditors is being submitted to shareholders voluntarily. Robert C. Klas, Sr. (the "Majority Shareholder") holds a majority of the outstanding shares of Common Stock of the Company, and he has indicated he will vote at the meeting in favor of the proposed actions.

     The total number of shares of capital stock of the Company outstanding and entitled to vote at the meeting as of April 18, 2003 consists of 1,640,098 Shares of $0.10 par value Common Stock. Each share of Common Stock is entitled to one vote and there is no cumulative voting. The mailing of this Notice of Meeting and Information Statement is expected to occur on or about April 24, 2003 to shareholders of record at April 18, 2003, and the effective date of this Information Statement will be TWENTY DAYS after the mailing.

     This Information Statement is being furnished to the Company's shareholders to inform them of the date and time of the Meeting, the Board's actions and the Majority Shareholder's intent to vote in favor of the actions. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

                   INFORMATION REGARDING SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table includes information as of April 18, 2003 concerning the beneficial ownership of Common Stock of the Company by (i) the only shareholders known to the Company to hold more than FIVE PERCENT of the Common Stock of the Company, (ii) each of the directors of the Company, (iii) each of the most highly compensated officers of the Company in office at the end of fiscal year 2002 whose total cash compensation exceeded $100,000 during fiscal year 2002, and (iv) all officers and directors of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held. The business address for the Company's directors and executive officers is 1000 Apollo Road, Eagan, Minnesota 55121-2240.

                                                                                       PERCENT
       BENEFICIAL OWNER                                    AMOUNT                      OF CLASS
--------------------------------------   ------------------------------------------   ---------
       Robert C. Klas, Sr.(1)                             1,651,355(3)(4)(5)(6)(7)       76.7%
       Robert C. Klas, Jr.(1)                                76,875(3)(6)                 4.5
       John A. Clymer(1)                                     36,693(3)(6)                 2.2
       Biloine W. Young(1)                                   36,493(3)(6)                 2.2
       Dr. Ronald A. Mitsch(1)                               70,555(3)                    4.1
       James J. Carbonari(2)                                112,000(3)                    6.4
       Andrew Rensink(2)                                     37,000(3)                    2.2
       Gregory P. Jensen(2)                                  46,448(3)                    2.6
       David M. Botts(2)                                     46,250(3)                    2.8
       Jon H. Magnusson                                     164,713(8)                   10.0
       300 South Owasso Boulevard
       St. Paul, Minnesota 55117
       All Officers and Directors as                      2,110,221(3)(4)(5)(6)(7)       81.2%
       a Group (9 persons)

------------------
(1) Serves as a director of the Company.

(2) Serves as an executive officer of the Company.

(3) Includes options to purchase the following number of shares of Common
    Stock: Mr. Clymer, 12,143 shares; Ms. Young, 12,143 shares; Dr. Mitsch, 70,555 shares; Mr. Carbonari 112,000 shares; Mr. Rensink 37,000 shares; Mr. Jensen 43,000 shares; Mr. Botts, 36,250 shares; and all officers and directors as a group, 323,091 shares. Includes warrants to purchase the following number of shares on or before June 30, 2003: Mr. Klas, Sr., 75,098 shares; Mr. Klas, Jr., 1,250 shares; Mr. Clymer, 2,500 shares; Ms. Young, 2,500 shares; and all officers and directors as a group, 81,348 shares.

(4) Includes a warrant to purchase 240,000 shares of Common Stock on or before March 22, 2006, a warrant to purchase 80,000 shares of Common Stock on or before March 28, 2004 and a warrant to purchase 75,000 shares of Common Stock on or before December 27, 2004.

(5) Includes 22,500 shares of Common Stock held by The Tapemark Company Cash or Deferred Profit Sharing Plan; 57,867 shares of Common Stock held by The Tapemark Company; and 44,178 shares of Common Stock issuable upon exercise of warrants expiring June 30, 2003. The Tapemark Company is an affiliate of Mr. Klas, Sr.

(6) Includes options to purchase from Mr. Klas, Sr. personally the following number of shares of Common Stock: Ms. Young, 20,600 shares; Mr. Clymer, 20,600 shares; and Mr. Klas, Jr., 75,000 shares. These shares are also included in Mr. Klas, Sr.'s amount.

(7) Includes 101,900 shares of Common Stock held by the Robert C. Klas 2000 Irrevocable Trust of which Mr. Klas, Sr. is the trustee.

(8) Based on the best information available to the Company, Mr. Magnusson has not responded to Company requests for information on his holdings of Company stock and does not appear to be in compliance with Section 16(a) filing requirements. Includes 9,760 shares of Common Stock held by Katrin Magnusson, Mr. Magnusson's daughter, and 9,760 shares of Common Stock held by Kristofer Magnusson, Mr. Magnusson's son.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL 1)

     Five directors will be re-elected at the Annual Meeting of shareholders to serve until the next annual meeting of shareholders, or until their successors are elected. The Company does not have a nominating committee of the Board of Directors. The Board of Directors has nominated the five persons named below. Unless otherwise indicated, each nominee has been engaged in his present occupation as set forth below, or has been an officer with the organization indicated, for more than the past five years.

     The names of the nominees, their principal occupations and other information is set forth below based upon information furnished to the Company by the nominees.

                                                     PRIMARY OCCUPATION                          DIRECTOR
NAME AND AGE                                      AND OTHER DIRECTORSHIPS                         SINCE
---------------------------   ---------------------------------------------------------------   ---------
Robert C. Klas, Sr. (75)*     Chairman of the Company; Chairman of the Board of The               1994
                              Tapemark Company (printing and manufacturing company).

Biloine W. Young (76)         Author; Vice-Chair, Trustee Candidate Advisory Council and          1994
                              Regent Candidate Advisory Council; Member, Executive
                              Committee, Riverfront Corporation; Emeritus Director, Science
                              Museum of Minnesota; Emeritus Director, Minnesota Public
                              Radio

John A. Clymer (54)           Managing Director, U.S. Trust Company; Director, Hanover            1994
                              Capital Mortgage Holdings, Inc.; Director, Phipps Foundation;
                              Director, St. Paul Foundation; Director, Minnesota Community
                              Foundation; Director, YMCA Retirement Fund.

Robert C. Klas, Jr. (49)*     President of The TapeMark Company; Chairman of the Board,           1996
                              Community Employment Partnership; Vice Chair, Dakota
                              Communities, Inc.; Director, The Berres Homes, Inc.; Director,
                              TapeMark Charity ProAm.

Dr. Ronald A. Mitsch (68)     Retired Vice Chairman of the Board and Executive                    1999
                              Vice President of 3M Company; Director of
                              Lubrizol, Material Sciences Corporation and
                              Chairman of the Board of Trustees for Hamline
                              University.

------------------

*Mr. Klas, Sr. is the father of Robert C. Klas, Jr.

     The Board of Directors met five times during fiscal year 2002. Each director attended more than 75% of the meetings of the Board of Directors and Board committees on which he or she served.

     The Board of Directors constituted a Compensation Committee during fiscal year 2001 and appointed Ronald A. Mitsch and Robert C. Klas, Jr. The Board of Directors has adopted a charter governing the operation of the Compensation Committee. The Compensation Committee is responsible for making recommendations to the Board of Directors as to forms and amounts of compensation to be paid the Company's Directors and Officers. The Compensation Committee met three times during fiscal year 2002.

                          REPORT OF THE AUDIT COMMITTEE

     The Board of Directors has an Audit Committee comprised of John A. Clymer, Biloine W. Young, and Ronald A. Mitsch. The Board of Directors has adopted a charter governing the operation of the Audit Committee. Each of the members of the Audit Committee is independent.

     The Audit Committee is responsible for providing independent, objective oversight of the Company's financial reporting system by overseeing and monitoring management's and the independent auditor's participation in the financial reporting process.

     The Audit Committee met five times in fiscal year 2002 and has met twice in fiscal year 2003. These meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company's independent auditors, McGladrey & Pullen, LLP. During these meetings, the Audit Committee reviewed and discussed the audited and quarterly financial statements with management and McGladrey & Pullen, LLP, as well as quarterly, annual and other filings with the Securities and Exchange Commission. The Audit Committee received the written disclosure and the letter from McGladrey & Pullen, LLP, required by Independence Standards Board Standard No. 1 and discussed with McGladrey & Pullen, LLP, its independence.

     Based on the discussions with management and McGladrey & Pullen, LLP, the Audit Committee's review of the representations of management and the report of McGladrey & Pullen, LLP, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-KSB for fiscal year 2002 filed with the Securities and Exchange Commission.

     The Audit Committee recommended to the Board of Directors that McGladrey & Pullen, LLP, be reappointed as the Company's auditor.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS

       John A. Clymer         Biloine W. Young     Ronald A. Mitsch

                            EXECUTIVE COMPENSATION

     The following table shows for the Company's last three fiscal years the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the other executive officers whose cash compensation exceeded $100,000 in fiscal year 2002 ("Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                                                        ---------------
                                                     ANNUAL COMPENSATION                     AWARDS
                                         --------------------------------------------   ---------------
                                                                          OTHER            SECURITIES
                                                                          ANNUAL           UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR     SALARY($)     BONUS($)     COMPENSATION($)        OPTIONS        COMPENSATION($)(2)
-----------------------------   ------   -----------   ----------   -----------------   ---------------   -------------------
James J. Carbonari(1)           2002       218,470       43,317            0                 12,000(3)               0
Chief Executive Officer         2001       190,000            0            0                      0              6,000
and President                   2000       187,500            0            0                      0              6,000

David M. Botts                  2002       139,000       30,611            0                  6,000(3)               0
Vice President of New           2001       146,050            0            0                  1,000                  0
Business Development            2000       159,375            0            0                      0                  0

Gregory P. Jensen               2002       135,866       25,900            0                  6,000(3)               0
Chief Financial Officer         2001       115,119            0            0                  2,000                  0
                                2000       109,288            0            0                      0                  0

Andrew Rensink                  2002       153,989       32,248            0                  6,000(3)               0
Vice President of               2001       137,700            0            0                  1,000              7,500
Operations                      2000        56,750            0            0                      0              7,500

------------------
(1) Mr. Carbonari was elected as the Company's Chief Executive Officer and President on August 21, 2001, 2001. Mr. Carbonari was elected President of Pentapure Incorporated on August 17, 1998. On May 2, 2000, Mr. Carbonari was appointed Chief Executive Officer and President of Pentapure Incorporated. Pentapure Incorporated is a subsidiary of the Company.

(2) Represents an annual car allowance for Mr. Carbonari and Mr. Rensink. For fiscal year 2002, this car allowance was included in salary for Mr. Carbonari and Mr. Rensink.

(3) Represents incentive options granted in January 2003 for 2002 performance.

STOCK OPTIONS

     No stock options were granted in 2002 to the Named Executive Officers. The options set forth below represent options issued in January 2003 for 2002 performance.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                               PERCENT OF TOTAL OPTIONS
                                   NUMBER OF SECURITIES          GRANTED TO EMPLOYEES      EXERCISE OF BASE     EXPIRATION
NAME                            UNDERLYING OPTIONS GRANTED          IN FISCAL YEAR           PRICE ($/SH)          DATE
----------------------------   ----------------------------   -------------------------   ------------------   -----------
James J. Carbonari .........              12,000                         23.2%                 $ 10.50          1/30/2010
David M. Botts .............               6,000                         11.6%                 $ 10.50          1/30/2010
Gregory P. Jensen ..........               6,000                         11.6%                 $ 10.50          1/30/2010
Andrew Rensink .............               6,000                         11.6%                 $ 10.50          1/30/2010

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the Named Executive Officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of fiscal year 2002:

                   OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                                      UNDERLYING                       IN-THE-MONEY
                                                                UNEXERCISED OPTIONS AT                  OPTIONS AT
                                 SHARES                            FISCAL YEAR-END                   FISCAL YEAR-END
                              ACQUIRED ON       VALUE      -------------------------------- ----------------------------------
NAME                            EXERCISE    REALIZED($)(1)  EXERCISABLE(3)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE(2)
---------------------------- ------------- --------------- ---------------- --------------- ---------------- -----------------
James J. Carbonari .........          0              0         112,000                0         $635,750          $     0
David M. Botts .............     11,250        $98,922          36,250                0         $183,859          $     0
Gregory P. Jensen ..........          0              0          43,000                0         $227,063          $     0
Andrew Rensink .............          0              0          37,000           30,000         $ 40,750          $52,500

------------------
(1) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(2) Based on a per share price of $7.75 which is the fair market value of the Company's Common Stock on December 31, 2002. Value is calculated on the difference between the option exercise price and $7.75 multiplied by the number of shares of Common Stock underlying the options, but before taxes associated with exercise.

(3) Includes options granted in January 2003 for 2002 performance.

DIRECTOR COMPENSATION

     Effective August 19, 1999, the Board of Directors approved a cash payment of $500 for each meeting attended for all Directors who are not employed by the Company. Effective March 22, 2000, the Board of Directors approved a cash payment of $500 for each committee meeting attended by all Directors not employed by the Company. Under the 1996 Stock Option Plan, as amended, non-employee Directors are now entitled to receive an annual grant of non-qualified options to purchase 1,500 shares of the Common Stock. These options have an exercise price equal to 100% of the fair market value per share of the Common Stock on the date of grant, are fully vested on the date of grant and expire five years after date of grant. For services rendered during fiscal year 2002, options for 4,500 shares of Common Stock were granted to non-employee Directors under this provision.

EMPLOYMENT/CHANGE IN CONTROL AGREEMENTS
     None of the Company's executive officers is party to an employment agreement with the Company.

     Each of the Company's Named Executive Officers and the Company has entered into a Change in Control Agreement. Pursuant to these agreements, if there is
(i) an acquisition by any person, entity or group of beneficial ownership of 51% or more of either the then outstanding shares of Company common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or (ii) a failure for any reason of individuals constituting the incumbent Board of Directors to constitute at least a majority of the Board of Directors; or (iii) approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case with respect to which the shares of the Company voting stock outstanding immediately prior to such reorganization, merger or consolidation do not constitute or become exchanged for or converted into more than 51% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company (each of the foregoing a "Change in Control"), then the Company's Named Executive Officers may be entitled to a continuation of their compensation and certain benefits for a limited period of time upon termination of their employment with the Company. If a Named Executive Officer's employment is terminated or if he elects to terminate his employment for good reason, in either case within 2 years after a Change in Control, or if the Named Executive Officer's employment is terminated other than for cause by a third party who has taken steps to effect a Change in Control or otherwise in connection with or in anticipation of a Change in Control, then the Named Executive Officer is entitled to (i) payment, in lump sum or installments, of 18 months of compensation at the greater rate of his base salary for the year in which terminated or base salary for the prior year; (ii) continued health care (medical and dental) insurance for 18 months from the date of termination;
(iii) continued life insurance benefits for 18 months from the date of termination; (iv) elect COBRA coverage after 18 months from the date of termination; and (v) continuation of any other coverages for 18 months from the date of termination. James Carbonari is entitled to the same compensation and continued benefits as those just described except that his compensation and continued benefits are provided for three years.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2002, the Company's insiders complied with all applicable Section 16(a) filing requirements, with the exception of Jon Magnusson, a shareholder of over 10% of the Company.

                              APPROVAL OF AUDITORS
                                 (PROPOSAL 2)

     McGladrey & Pullen, LLP, independent public accountants, have been auditors for the Company since November 1998. Based on the recommendation of the Company's Audit Committee, McGladrey & Pullen, LLP have been reappointed by the Board of Directors. A representative of McGladrey & Pullen, LLP is expected to be present at the meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available for questions.

AUDIT FEES.
     The aggregate audit fees billed to the Company by McGladrey & Pullen, LLP for professional services rendered for the audit of the Company's annual financial statements for fiscal year 2002, quarterly reviews, assistance with Forms 10-KSB and 10-QSB, attendance at Audit Committee meetings, and accounting consultations for that year were $56,405.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION AND OTHER FEES.
     Other than audit fees, the aggregate fees billed to the Company by McGladrey & Pullen, LLP or associated entities for fiscal year 2002, none of which were financial information systems design and implementation fees, were $14,032 comprised primarily of income tax services and assistance with Forms S-8 and 8-K. The Audit Committee determined that the services performed by McGladrey & Pullen, LLP and associated entities other than audit services are not incompatible with McGladrey & Pullen, LLP maintaining its independence vis a vis the Company.

                        AMENDMENT OF THE 1996 STOCK PLAN
                                 (PROPOSAL 3)

GENERAL INFORMATION
     In 1996, the Company's Board of Directors and stockholders adopted the WTC Industries, Inc. 1996 Stock Plan (the "1996 Plan"). Its purpose is to enable the Company and its subsidiaries to retain and attract key employees, consultants and non-employee directors who will contribute to the Company's success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company.

The 1996 Plan authorizes the grant of stock options or restricted stock covering up to a total of 500,000 shares to key employees and outside consultants, and also provides for ongoing automatic grants of stock options to non-employee directors. As of March 12, 2003, twenty-five individuals, covering a total of 459,191 shares, held options under the Plan. The last reported sales price of the Company's common stock on the OTC Bulletin Board on that date was $11.75.

PROPOSED AMENDMENT OF NUMBER OF COMMON SHARES RESERVED AND AVAILABLE
     The Board of Directors amended the Plan on March 25, 2003, subject to ratification by the shareholders, to increase the number of shares of stock reserved and available under the Plan from 500,000 to 650,000.

SUMMARY OF THE PLAN
     The principal features of the 1996 Plan are summarized below.

     SHARES AVAILABLE UNDER 1996 PLAN. The maximum number of common shares that is currently reserved and available under the 1996 Plan for awards is 500,000 (subject to possible adjustment in the event of stock splits or other similar changes in outstanding common shares). Common shares covered by expired or terminated stock options and forfeited shares of restricted stock or deferred stock may be used for subsequent awards under the 1996 Plan.

     ELIGIBILITY AND ADMINISTRATION. Officers and other key employees of the Company and its subsidiaries, who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries, as well as consultants and non-employee directors, are eligible to be granted awards under the 1996 Plan. The 1996 Plan is administered by the Board or, in its discretion, by a committee of not less than three disinterested persons who are defined in the 1996 Plan (the "Committee") appointed by the Board of Directors. The term "Board" as used in this section refers to the Board of Directors or if the Board has delegated its authority, the Committee. The Board has the power to make awards (other than awards to non-employee directors), determine the number of shares covered by each award and other terms and conditions of such awards, interpret the 1996 Plan, and adopt rules, regulations and procedures with respect to the administration of the 1996 Plan. The Board may delegate its authority to officers of the Company for the purpose of selecting key employees who are not officers of the Company to be participants in the 1996 Plan.

     The Plan provides for the annual automatic grant of a stock option to each "non-employee director," which is defined as a member of the Company's Board of Directors who (i) is not an employee of the Company, any parent corporation or subsidiary, and (ii) is not a beneficial owner of 20% or more of the Company's outstanding shares of stock. Currently, the Board includes three such "non-employee directors," each such person automatically receives, as of the date of each election or re-election, a non-qualified option to purchase 1,500 shares of stock.

     STOCK OPTIONS. The Board may grant stock options that either qualify as "incentive stock options" under the Internal Revenue Code of 1986, as amended ("Code") or are "non-qualified stock options" in such form and upon such terms as the Board may approve from time to time. Stock options granted under the 1996 Plan may be exercised during their respective terms as determined by the Board. The purchase price may be paid by tendering cash or, in the Board's discretion, by tendering promissory notes or common stock. The optionee may elect to pay all or part of the option exercise price by having the Company withhold upon exercise of the option a number of shares with a fair market value equal to the aggregate option exercise price for the shares with respect to which such election is made. No stock option shall be transferable by the optionee or exercised by anyone else during the optionee's lifetime.

     Stock options may be exercised during varying periods of time after a participant's termination of employment, dependent upon the reason for the termination. Following a participant's death, the participant's stock options may be exercised to the extent they were exercisable at the time of death by the legal representative of the estate or the optionee's legatee for a period of three years (or such shorter period as the Committee shall specify at grant) or until the expiration of the stated term of the option, whichever is less. The same time periods apply if the participant is terminated by reason of disability. If the participant retires, the participant's stock options may be exercised to the extent they were exercisable at the time of retirement or for a period of three years (or such shorter period as determined by the Board at the time of retirement) from the date of retirement or until the expiration of the stated term of the option, whichever is less. If the participant is involuntarily terminated without cause, the participant's options may be exercised to the extent they were exercisable at the time of termination for the lesser of three months or the balance of the stated term of the option. If the participant's employment is terminated for cause, the participant's stock options immediately terminate. The Board for particular options may reduce these exercise periods. The Board may, in its discretion, accelerate the exercisability of stock options which would not otherwise be exercisable upon death, disability or retirement.

     No incentive stock options shall be granted under the 1996 Plan after September 23, 2006. The term of an incentive stock option may not exceed 10 years (or 5 years if issued to a participant who owns or is deemed to own more than 10% of the combined voting power of all classes of stock of the Company, any subsidiary or affiliate). The aggregate fair market value of the common stock with respect to which an incentive stock option is exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. The exercise price under an incentive stock option may not be less than the fair market value of the common stock on the date the option is granted (or, in the event the participant owns more than 10% of the combined voting power of all classes of stock of the Company, the option price shall be not less than 110% of the fair market value of the stock on the date the option is granted). The exercise price for non-qualified options granted under the 1996 Plan may be less than 100% of the fair market value of the common stock on the date of grant.

     Pursuant to a limitation in the 1996 Plan, no eligible person may be granted any stock options for more than 100,000 shares of common stock in the aggregate during any fiscal year. This limitation is included pursuant to
Section 162(m) of the Internal Revenue Code, which provides a $1 million limitation on the compensation of certain executive officers that is deductible by the Company for federal income tax purposes. The limitation on stock options granted to an individual during any fiscal year is intended to preserve the Company's federal tax deduction for compensation expense related to stock options that may be granted to executive officers under the 1996 Plan.

     RESTRICTED STOCK. The Board may grant restricted stock awards that result in shares of common stock being issued to a participant subject to restrictions against disposition during a restricted period established by the Board. The Board may condition the grant of restricted stock upon the attainment of specified performance goals or service requirements. The provisions of restricted stock awards need not be the same with respect to each recipient. The Company will hold the restricted stock in custody until the restrictions thereon have lapsed. During the period of the restrictions, a participant has the right to vote the shares of restricted stock and to receive dividends and distributions unless the Board requires such dividends and distributions to be held by the Company subject to the same restrictions as the restricted stock.

     If a participant terminates employment during the period of the restrictions, all shares still subject to restrictions will be forfeited and returned to the Company, subject to the right of the Board to waive such restrictions in the event of a participant's death, total disability, retirement or under special circumstances approved by the Board.

FEDERAL INCOME TAX CONSEQUENCES
     STOCK OPTIONS. An optionee will not realize taxable compensation income upon the grant of an incentive stock option. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not disposed of prior to the date two years from the option grant date or prior to one year from the option exercise date (the "Applicable Holding Periods"), any gain or loss realized upon the sale of such shares will be characterized as capital gain or loss. If the Applicable Holding Periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain. Under current law, net capital gains are taxed at a maximum federal rate of 28% while compensation income may be taxed at higher federal rates.

     An optionee generally will not realize taxable compensation income upon the grant of a non-qualified stock option. As a general matter, when an optionee exercises a non-qualified stock option, he or she will realize taxable compensation income at that time equal to the difference between the aggregate option price and the fair market value of the stock on the date of exercise. The Company is entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income.

     RESTRICTED STOCK. The grant of restricted stock should not result in immediate income for the participant or in a deduction for the Company for federal income tax purposes, assuming the shares are nontransferable and subject to restrictions which would result in a "substantial risk of forfeiture" as intended by the Company and as defined in applicable Treasury regulations. If the shares are transferable or there are no such restrictions, the participant will realize compensation income upon receipt of the award. Otherwise, a participant generally will realize taxable compensation when any such restrictions lapses. The amount of such income will be the value of the common stock on that date less any amount paid for the shares. Dividends paid on the common stock and received by the participant during the restricted period also will be taxable compensation income to the participant. In any event, the Company will be entitled to a tax deduction to the extent, and at the time, the participant realizes compensation income. A participant may elect, under Section 83(b) of the Code, to be taxed on the value of the stock at the time of award. If the election is made, the fair market value of the stock at the time of the award is taxable to the participant as compensation income and the Company is entitled to a corresponding deduction.

     WITHHOLDING. The 1996 Plan requires each participant, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the participant, to pay to the Company any federal, state or local taxes required by law to be withheld with respect to the award. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. With respect to any award under the 1996 Plan, if the terms of the award so permit, a participant may elect to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of shares of Company common stock which would otherwise be deliverable to the participant, or (ii) delivering to the Company from shares of Company common stock already owned by the participant that number of shares having an aggregate fair market value equal to part or all of the tax payable by the participant. In that case, the Company would pay the tax liability from its own funds.

FURTHER INFORMATION
     A copy of the 1996 Plan can be obtained by writing to: Chief Financial Officer, WTC Industries, Inc., 1000 Apollo Road, Eagan, Minnesota 55121-2240.

OTHER INFORMATION REGARDING EQUITY COMPENSATION PLANS
     The following table sets forth information regarding the Company's equity compensation plans in effect as of December 31, 2002. Each of the plans is an "employee benefit plan" as defined by Rule 405 of Regulation C of the Securities Act of 1933.

      SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

                                   NUMBER OF SHARES OF                                 NUMBER OF SHARES OF
                                    COMMON STOCK TO BE         WEIGHTED-AVERAGE       COMMON STOCK REMAINING
                                 ISSUED UPON EXERCISE OF       EXERCISE PRICE OF       AVAILABLE FOR FUTURE
                                   OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,     ISSUANCE UNDER EQUITY
                                   WARRANTS AND RIGHTS        WARRANTS AND RIGHTS       COMPENSATION PLANS
                                -------------------------   ----------------------   -----------------------
PLAN CATEGORY(1)
EQUITY COMPENSATION PLANS
APPROVED BY STOCKHOLDERS:
 1996 Stock Plan ............            407,591                    $ 2.35                    92,409
 1994 Non-Qualified
 Stock Option Plan ..........             23,000                     10.00                   127,000
EQUITY COMPENSATION PLANS NOT
APPROVED BY SHAREHOLDERS:
 None .......................                 --                        --                        --
                                         -----------------------------------------------------------
TOTALS ......................            430,591                    $ 2.67                   219,409
                                         ===========================================================

------------------
(1) Does not include options issued personally by Mr. Klas, Sr., the majority shareholder, to the following directors: Ms. Young, 20,600 shares; Mr. Clymer, 20,600 shares; and Mr. Klas, Jr., 75,000 shares.

                             CERTAIN TRANSACTIONS

     Over time and at various times, the Company has borrowed certain sums from Robert C. Klas, Sr. and his affiliate, The Tapemark Company ("Tapemark"), for working capital purposes. On February 29, 2000, effective December 31, 1999, the Company and Mr. Klas agreed to restructure their then-existing debt arrangements. Under the new arrangement, Mr. Klas (a) converted to 180,000 shares of the Company's Common Stock a total of $450,000 of the Company's existing indebtedness to him, (b) invested $250,000 in cash in the Company to purchase 100,000 shares of the Company's common stock, and (c) assumed the Company's existing indebtedness of $750,000 to its lender, U.S. Bank, and the Company issued to Mr. Klas a Convertible Promissory Note dated March 29, 2000 in the amount of such indebtedness which matured March 29, 2001. The Company renegotiated the note whereby the maturity date of the note was extended to May 1, 2002, and co-signed a new credit agreement with U.S. Bank under which the bank extended a term loan of $750,000 to the Company and provided to the Company a $700,000 revolving credit facility, and in consideration therefor the Company issued to Mr. Klas a new stock purchase warrant to purchase 80,000 shares of the Company's common stock for an exercise price of $3.125 per share at any time prior to March 28, 2004. In addition, the Company agreed to extend by five years to May 22, 2006 the expiration date of a warrant to purchase 240,000 shares of Company common stock which was issued to Mr. Klas in 1996.

     On February 27, 2002, as amended June 24, 2002, the Company entered into a new credit facility and executed a new term note with U.S. Bank replacing its existing facility, one result of which was that Mr. Klas is no longer required to co-sign the credit facility or note. Among other things, the proceeds from this new financing were used to (i) repay the Promissory Note issued to Mr. Klas dated March 29, 2000, (ii) retire the remaining indebtedness owed to Tapemark Company totaling approximately $482,000, (iii) retire the remaining indebtedness owed by the Company under Promissory Notes issued pursuant to the Company's 1994 private placement, including indebtedness owed to Biloine Young ($42,543), John Clymer ($42,543), and Robert Klas, Jr. ($21,270), all directors of the company, and (iv) retire the remaining indebtedness owed to Mr. Klas totaling $2,498,138.

     Tapemark provides labels for the Company's products. Mr. Klas is also the Chairman of the Board of Tapemark. During the years ended December 31, 2002 and 2001, the Company paid Tapemark a total of $11,000 and $123,000, respectively, for these services.

                             SHAREHOLDER PROPOSALS

     The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy or information statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with applicable rules. The Company's 2003 Annual Meeting of Shareholders is expected to be held on May 20, 2004. The Company on or before December 26, 2003 must receive shareholder proposals prepared in accordance with applicable rules. If the Company receives notice of a shareholder proposal after March 10, 2004, such proposal will be considered untimely.

                                 OTHER MATTERS

     The Board of Directors of the Company knows of no other matters other than the foregoing to be brought before the meeting.

     The Annual Report of the Company for fiscal year 2002 is enclosed herewith and contains the Company's financial statements for fiscal year 2002. A copy of Form 10-KSB, the Annual Report filed by the Company with the Securities and Exchange Commission, will be furnished without charge to any shareholder who requests such in writing from the Company, at the address noted on the first page of this Information Statement.


                                        By Order of the Board of Directors

                                        /s/ James J. Carbonari

                                        James J. Carbonari
                                        CHIEF EXECUTIVE OFFICER